EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Xenetic Biosciences, Inc. on Form S-3 of our report dated March 30, 2018, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Xenetic Biosciences, Inc. as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017, which is included in the Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Boston, Massachusetts

September 27, 2018